Exhibit 99.1

1st Mariner Bancorp Announces Its Stock

 Will Begin Trading On The Over The Counter Bulletin Board

Baltimore, MD (August 31, 2011) — 1st Mariner Bancorp (NASDAQ: FMAR), parent company of 1st Mariner Bank, announced that it received notice from the NASDAQ Stock Market (“NASDAQ”) that its request for continued listing on NASDAQ was denied.  NASDAQ’s determination followed an appeal by the Company of NASDAQ’s initial delisting determination to a NASDAQ Listing Qualifications Panel on August 25, 2011. NASDAQ’s determination was based on the Company’s failure to comply with:  (1) NASDAQ Listing Rule 5450(b), which requires maintenance of a minimum of $2.5 million in shareholders’ equity; and (2) NASDAQ Listing Rule 5450(a)(1), which requires maintenance of a minimum bid price of $1.00 per share.

The delisting from NASDAQ in no way affects the daily operations of 1st Mariner Bank or any of its branches.

Effective September 1, 2011, 1st Mariner Bancorp’s stock will begin trading on the Over The Counter Bulletin Board (“OTC”). Quotations for the Company’s stock can be found under the symbol FMAR.OB.

Shareholders may contact Paul Susie, the Company’s Chief Financial Officer, with any questions regarding the move to the OTC.

Media Contact:

Bill Atkinson

Weber Shandwick

410-558-2100